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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549


                                   FORM N-8A


                         NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940


  The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  SELIGMAN VALUE FUND SERIES, INC.

Address of Principal Business Office:
                                 100 Park Avenue
                            New York, New York  10017

Telephone Number:  212-850-1864

Name and address of agent for service of process:

                              Thomas G. Rose, Treasurer
                           Seligman Value Fund Series, Inc.
                                 100 Park Avenue,
                             New York, New York  10017

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act concurrently with the filing of Form N-8A:



                Yes   [X]                    No   [ ]
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                                 SIGNATURES


          Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of New York and the State of New York on the29th day of January, 1997.


                          SELIGMAN VALUE FUND SERIES, INC.



                         By:   /s/ Frank J. Nasta
                              -------------------------------
                                   Frank J. Nasta, Secretary



Attest: /s/ Maureen A. Coleman
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       Maureen A. Coleman, Assistant Secretary